First Amendment
                                       To
                Dividend Disbursing and Transfer Agent Agreement

This First Amendment to Dividend Disbursing and Transfer Agent Agreement ("First Amendment"), made, entered and effective this 3rd day of December, 2003, by and between PMFM Investment Trust, a Delaware statutory trust (the "Trust"), and North Carolina Shareholder Services, LLC d/b/a NC Shareholder Services, a North Carolina limited liability company (the "Transfer Agent").

WHEREAS, pursuant to that certain Dividend Disbursing and Transfer Agent Agreement ("Agreement") dated June 20, 2003, between the Trust and the Transfer Agent, the Trust retained the Transfer Agent to provide certain dividend disbursing, transfer agent and shareholder services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the Trust and the Transfer Agent wish to modify and amend the Agreement to add a new series of the Trust to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Second Amendment and intending to be legally bound, the Trust and the Transfer Agent agree as follows:

     1. Addition of New Series. The Agreement is hereby modified and amended by adding the following new series of the Trust to Agreement:

          "PMFM Moderate Portfolio Trust"

     2. Other. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly signed as of the day and year first above written.

Trust:

PMFM INVESTMENT TRUST

By: /s/ Donald L. Beasley
    _____________________________
Name:    Donald L. Beasley
Title:   Chairman

Transfer Agent:

NC SHAREHOLDER SERVICES, LLC


By: /s/ John D. Marriott, Jr.
    _____________________________
Name:   John D. Marriott, Jr.
Title:  Managing Director